EXHIBIT 10.41


                        SEPARATION AGREEMENT AND RELEASE


         THIS AGREEMENT, is made and entered into as of February 19, 1996, between MICKEY ELFENBEIN ("Elfenbein") and K-TEL INTERNATIONAL, INC., a Minnesota corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, Elfenbein is employed by the Company as its President and Secretary and has served as a director of the Company and an officer and director of its subsidiaries and affiliates;

         WHEREAS, the purpose of this Agreement is to set forth the terms and conditions under which Elfenbein and the Company will terminate their employment relationship; and

         WHEREAS, Elfenbein and K-5 Leisure Products, Inc. ("K-5") have entered into the stock transfer and loan repayment agreement dated the date hereof (the "Simitar Agreement") pursuant to which Elfenbein will acquire K-5 shares in Simitar Entertainment, Inc.

         NOW, THEREFORE, in consideration of the covenants and promises set forth below, the adequacy of which the parties acknowledge, the parties agree as follows:

         1. Resignation. The Company has requested that Elfenbein resign as an officer and director of the Company and its subsidiaries. Elfenbein hereby acknowledges and confirms his resignation as an employee and officer of the Company and as a director of the Company and an officer and director of its subsidiaries and affiliates effective March 1, 1996; provided, however that from the date hereof through March 1, 1996 Elfenbein shall remain on the payroll of the Company as an employee but shall be on paid leave of absence. Elfenbein will provide the Company with a letter of resignation in the form attached hereto as Exhibit A on the date he signs this Agreement. The Company will maintain Elfenbein's letter of resignation with its official records, which will state that Elfenbein voluntarily resigned his employment and other positions with the Company and its subsidiaries and affiliates.

         2. Payments. The Company has made or agrees to transfer the property described below and make the following payments, less regular payroll deductions and subject to applicable federal and state tax and FICA and Medicare withholding, to Elfenbein:

                  (a) Final Payroll. $10,513.48 as the final payroll for the period February 16, 1996 through March 1, 1996.


                  (b) Additional Consideration.

                           (i) The Company will pay Elfenbein $45,000 (without
                  any federal or state income tax withholding) upon expiration of the period described in paragraph 10 below as full and complete severance compensation (including all amounts due for accrued vacation pay, sick pay or other severance or compensation benefits) and as a consideration for the undertakings of Elfenbein herein contained.

                           (ii) Elfenbein may receive up to an additional
                  $100,000 (which amount shall be escrowed to assure performance of the Company's obligations hereunder) if he disposes of 350,000 of his shares of the Company pursuant to a Stock Transfer and Loan Repayment Agreement of even date herewith by and between Elfenbein and K-5 Leisure Products, Inc. on the following basis:

                          If Shares                             Additional
                          ---------                             ----------
                       Disposed Of By                         Amount Received
                       --------------                         ---------------

                       April 30, 1996                            $100,000

                                or

                       after April 30, 1996
                       and on or before May 31, 1996             $ 65,000

                                or

                       after May 31, 1996
                       and on or before July 1, 1996             $ 35,000

                                or

                       after July 1, 1996                              -0-


                           (iii) That certain equipment described on Exhibit B
                  hereto (the "Retained Equipment").

If Elfenbein rescinds this Agreement pursuant to paragraph 10 below, then this Agreement shall be null and void, neither party shall have any obligations hereunder and the Company will not be obligated to make the additional payments or to provide the consideration specified in paragraph 2(b) above.

         3. Insurance. Elfenbein has the right at his sole expense to continue his health and life insurance under the C.O.B.R.A. laws upon his termination.

         4. Benefits. Elfenbein is a participant in various employee benefit plans sponsored by the Company as listed on Exhibit C. The payment of benefits, including the amounts and the timing thereof, will be governed by the terms of the employee benefit plans.

         5. Full Compensation; Termination of Options and Consulting Agreement. The payments that will be made to Elfenbein or for his benefit pursuant to this Agreement will compensate him for and extinguish any and all of his claims arising out of his employment with the Company or the termination of his employment with the Company, including but not limited to his claims for attorney's fees and costs, and all of his claims for any type of legal or equitable relief as further set forth in paragraph 13 hereof. All options granted by the Company to Elfenbein to purchase shares of the Company's common stock shall terminate and expire as of the date hereof. Elfenbein also hereby confirms that the consulting agreement dated January 1, 1986 between the Company and Elex Resources, Inc., a company owned by Elfenbein, has been terminated and no amounts are owing thereunder.

         6. Records, Documents and Property. Prior to his execution of this Agreement, Elfenbein will return to the Company (a) all its records, correspondence, computer tapes and disks, and documents, and (b) all property of the Company, including corporate credit cards and keys, except that Elfenbein may retain for his personal use the following property ("Excluded Property"):
(i) sample products of the Company or its subsidiaries currently in Elfenbein's possession and which has been and will be used solely for personal enjoyment or use, (ii) any public information concerning the Company, and (iii) Elfenbein's personal correspondence file currently in his possession at his residence, provided that such files shall not contain any contracts or other material information which is confidential or proprietary to the Company or its subsidiaries. Elfenbein hereby represents that he has returned to the Company all of its property in his possession or under his control, including, without limitation, keys, badges, computer sheets, price sheets, reports, other documents and copies of same, except for the Excluded Property and the Retained Equipment. Elfenbein further represents that he has no such property in his possession or under his control, except for the Excluded Property and the Retained Equipment. Elfenbein understands that these representations are material, and the Company is relying on these representations in entering into this Agreement.

         7. Proprietary Information and Relationships.

                  (a) Elfenbein reaffirms his continuing obligation to and agrees not take for his own use, or disclose to others, trade secrets or confidential information which he received as an employee, executive officer or director of the Company or any of its subsidiaries. Elfenbein further agrees that he will not disparage the Company, any of its subsidiaries or affiliates and their respective officers, directors, employees, shareholders, suppliers or customers and will not do anything to harm the Company or any of its subsidiaries or affiliates or their respective businesses or to interfere with their respective relations with their officers, directors, employees, shareholders, suppliers or customers, provided that competition with the Company or its subsidiaries or affiliates shall not be deemed to be any harm or interference so long as Elfenbein complies with all of the other provisions of this Agreement. Elfenbein agrees that he will not divulge to any other person, firm or corporation, or in any way use for his own benefit, any trade secrets or confidential information of the Company or its subsidiaries obtained during the course of his employment with the Company.

                  (b) The Company agrees it will not disparage Elfenbein, Simitar Entertainment, Inc. ("SEI") or its officers, directors, employees, shareholders, suppliers or customers and will not do anything to harm Elfenbein or SEI or their respective businesses or to interfere with their respective relations with their officers, directors, employees, shareholders, suppliers or customers, provided that competition with Elfenbein or Simitar shall not be deemed to be any harm or interference so long as the Company complies with it obligations under paragraph 8(b) below.

                  (c) By executing this Agreement below, Philip Kives ("Kives") agrees he will not disparage Elfenbein, SEI or its officers, directors, employees, shareholders, suppliers or customers and will not do anything to harm Elfenbein or SEI or their respective businesses or to interfere with their respective relations with their officers, directors, employees, shareholders, suppliers or customers, provided that competition with Elfenbein or Simitar shall not be deemed to be any harm or interference so long as Kives complies with it obligations under paragraph 8(b) below.

         8. Non-Solicitation/Non-Hire of Employees.

                  (a) Elfenbein agrees that for a period of twelve months from the date of this Agreement he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire, or in any manner attempt to solicit, divert or hire any full-time employee of the Company or any subsidiary or affiliate, and whether or not such employment was pursuant to a written or oral contract of employment and whether or not such employment was for a determined period or was at will except for those employees listed on Exhibit D; provided that, in the event Elfenbein desires to employ any such employee of the Company or its subsidiaries, he will contact the Company's designated representative (who shall be Philip Kives unless otherwise notified by the Company) and such representative will give Elfenbein permission to make an employment offer to such employee unless the departure of such employee could cause a material hardship to the Company or any of its subsidiaries.

                  (b) The Company agrees that for a period of twelve months from the date of this Agreement it will not, either directly or indirectly, on its own behalf or in the service or on behalf of others solicit, divert or hire, or in any manner attempt to solicit, divert or hire any full-time employee of Elfenbein or SEI, and whether or not such employment was pursuant to a written or oral contract of employment and whether or not such employment was for a determined period or was at will.

                  (c) By executing this Agreement below, Kives agrees that for a period of twelve months from the date of this Agreement he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire, or in any manner attempt to solicit, divert or hire any full-time employee of Elfenbein or SEI, and whether or not such employment was pursuant to a written or oral contract of employment and whether or not such employment was for a determined period or was at will.

                  (d) In the event the Simitar Agreement is terminated in accordance with paragraph 9 thereof without the transaction contemplated thereby having been closed (the "Simitar Agreement Termination"), then the obligations of the parties hereto and Kives under this paragraph 8 shall terminate and expire upon the Simitar Agreement Termination.

         9. Time to Consider this Agreement. Elfenbein may have twenty-one (21) days from the day that he receives this Agreement, not counting that day upon which he receives it, to consider whether he wishes to sign this Agreement. Elfenbein acknowledges that if he signs this Agreement before the end of the 21-day period, it will be his personal voluntary decision to do so.

         10. Rescission. Elfenbein may rescind this Agreement within fifteen
(15) days after he signs it, not counting the day upon which he signs it. This Agreement shall not become effective or enforceable until after the 15-day rescission period has expired. If Elfenbein rescinds this Agreement, the Company shall have no obligations under this Agreement.

         11. Procedures for Acceptance or Revocation. To accept the terms of this Agreement, Elfenbein must deliver this Agreement, after it has been signed, to the Company by hand or by mail within the 21-day period that he has to consider this Agreement. To rescind acceptance, Elfenbein must deliver to the Company a written, signed statement of rescission within the 15-day rescission period. All deliveries shall be made to the Company at the following address:

                           Mr. Philip Kives
                           K-5 Leisure Products, Inc.
                           220 Saulteaux Crescent
                           Winnipeg, Manitoba
                           Canada R3J 3W2

If Elfenbein chooses to deliver acceptance or notice of rescission by mail, it must be (a) postmarked within the period stated above, (b) properly addressed to the Company at the address stated in the preceding sentence, and (c) sent by certified mail, return receipt requested.

         12. Advice to Consult with an Attorney. Elfenbein understands and acknowledges that he is being advised by the Company to consult with an attorney prior to signing this Agreement. Elfenbein represents that he has consulted with an attorney to the extent that he thinks appropriate. Elfenbein has not relied on any explanations, statements or premises made by the Company or its agents or attorneys other than as set forth in this Agreement.

         13. General Release by Elfenbein and the Company.

                  (a) Definitions. All the words in this paragraph have their plain meaning in ordinary English. Specific terms used in this paragraph have the following meanings:

                           (i) "Elfenbein" means Mickey Elfenbein and includes
                  Elfenbein and anyone who has or obtains any legal rights or claims through him.

                           (ii) "Company" means K-tel International, Inc., a
                  Minnesota corporation and its subsidiaries and affiliates and any organization or entity related to K-tel International, Inc. in the present or past, and past or present officers, directors, employees, shareholders, committees, agents, attorneys, insurers, indemnitors, successors or assigns of, any person who acted on behalf of, or an instruction from, K-tel International, Inc. or any related organization or entity.

                  (b) Elfenbein's Claims. The claims Elfenbein is releasing in paragraph 13(c) below include all of his rights to any relief of any kind from the Company, including but not limited to:

                           (i) all claims he has now, whether or not he now
                  knows about the claims;

                           (ii) all claims for attorney's fees;

                           (iii) all claims against the Company for alleged
                  discrimination against him under any federal, state, or local law, including, for example, the federal Age Discrimination in Employment Act ("ADEA") and the Minnesota Human Rights Act ("MHRA");

                           (iv) all claims arising out of Elfenbein's
                  employment, the Company's request for his resignation, or separation from employment with the Company, including, but not limited to, any alleged breach of contract, wrongful termination, defamation or intentional infliction of emotional distress;

                           (v) all claims for any other alleged unlawful
                  employment practices arising out of or relating to Elfenbein's employment or separation from employment;

                           (vi) all claims for any other form of remuneration;
                  and

                           (vii) all claims against all parties related to that
                  certain transaction described in an Agreement of Purchase and Sale dated June 28, 1995, as amended.

                  (c) Elfenbein's Release. The money and benefits Elfenbein will receive as set forth in this Agreement are full and fair payment for the release of all his claims. The Company does not owe him anything in addition to what he will receive under this Agreement; provided, however, that Elfenbein shall continue to be entitled to any applicable indemnification under the Company's current By-laws or Minnesota law as an officer and director of the Company and its subsidiaries and affiliates.

                  (d) Payment by Related Companies. Elfenbein shall cause to be paid prior to payment to him of the amount due pursuant to paragraph 2(b)(i) the net amount of $8,019.70 owing by Excel International, Inc. to the Company as of the date hereof.

                  (e) Release by Company. The Company hereby releases Elfenbein from any claims or liabilities to the Company arising prior to the date hereof, except for (i) Elfenbein's obligations under this Agreement and
         (ii) matters where material information concerning the matter has been concealed by Elfenbein from the Company.

         14. Statements. If either party is asked about the circumstances of Elfenbein's departure, the party shall respond that a mutually satisfactory agreement was reached.

         15. Claims Involving the Company; Reasonable Assistance. In consideration of the payments provided above, Elfenbein agrees to make himself reasonably available to the Company (consistent with any obligations Elfenbein has or may have to any future employer or business in which he engages) for consultation regarding the Company's past operations, record catalogue and licensing and any pending or future lawsuits involving the Company where Elfenbein has or may have knowledge of the underlying facts. Should the Company require Elfenbein's assistance either (i) at any place outside the state of Minnesota, (ii) for any extended period or (iii) after the earlier of the Simitar Agreement Termination or December 31, 1996, Elfenbein will be reasonably compensated, plus appropriate out of pocket expenses (including business class airfare). The Company will advance Elfenbein the anticipated compensation and out of pocket expenses prior to his providing the requested assistance and Elfenbein will promptly present an expense statement to the Company upon completion of the assistance and any balance due Elfenbein will be promptly paid by the Company or any refund due the Company will be promptly paid by Elfenbein. In addition, Elfenbein will not voluntarily aid, assist, or cooperate with any actual or potential claimants or plaintiffs or their attorneys or agents in any claims or lawsuits proposed to be asserted, pending or commenced on the date hereof or in the future against the Company; provided, however, that nothing in this Agreement will be construed to prevent Elfenbein from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceeding involving the Company.

         16. Non-Admission. Nothing in this Agreement is intended to be, nor will be deemed to be, an admission of liability by the Company that it has violated any state or federal statute, local ordinance, or principal of common law, or that it has engaged in any wrongdoing or that Elfenbein has any claim against the Company.

         17. No Other Agreements. This Agreement and the employee benefit plans in which Elfenbein is a participant as described on Exhibit C supersede all prior oral and written agreements and communications between the parties. Elfenbein agrees that any and all claims which he might have against the Company are fully released and discharged by this Agreement and that the only claims that he may hereafter assert against the Company will be derived only from an alleged breach of the terms of this Agreement or of an employee benefit plan as described on Exhibit C in which Elfenbein is a participant.

         18. Entire Agreement. This Agreement and the employee benefit plans as described on Exhibit C in which Elfenbein is a participant constitute the entire agreement between the parties with respect to the termination of Elfenbein's employment relationship with the Company, and the parties agree that there were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement.

         19. Invalidity. In case any one or more of the provisions of this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby.

         20. Voluntary and Knowing Action. Elfenbein represents that he has read and understands the terms of this Agreement and that he is voluntarily entering into this Agreement to resolve his disputes against the Company.

         21. Future Dealings between the Parties. The parties acknowledge that they may in the future have dealings with each other. Any such future dealings will be determined by such written agreement as the parties may enter into after this Agreement is signed and this Agreement will not apply to any such future dealings.

         22. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Minnesota.

         23. Jurisdiction, Service of Process. Any suit, action or proceeding between the parties with respect to this Agreement or any judgment entered by any court in respect of any thereof may be brought in the courts of the State of Minnesota or in the U.S. District Court for the District of Minnesota as a party hereto may elect, and the other party hereby accepts the nonexclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. In addition, each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that he or it may now or hereafter have to the laying of venue of any such suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect of any thereof brought in the State of Minnesota, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in the State of Minnesota has been brought in an inconvenient forum.

         24. Binding Effect. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, successors or assigns.

         25. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


         IN WITNESS WHEREOF, the respective parties hereto have executed this Agreement on the day and year written below their respective signatures to this Agreement.

                                      K-TEL INTERNATIONAL, INC.



                                      By  /S/ Philip Kives
                                          -------------------------------------
                                          Philip Kives, Chairman
                                          and Chief Executive Officer


                                      Dated:  March 1, 1996




                                          /S/ Mickey Elfenbein
                                      -----------------------------------------
                                      Mickey Elfenbein


                                      Dated:   March 15, 1996


         By executing this Agreement in the space below, Philip Kives agrees to the provisions of paragraphs 7(c) and 8(c) of this Agreement as if he was a party to this Agreement.



                                         /S/ Philip Kives
                                      -----------------------------------------
                                      Philip Kives


                                      Dated:  March 1, 1996



                                                                       Exhibit A


                                   RESIGNATION


         Effective March 1, 1996, the undersigned resigns as the President, Secretary, as a member of its Board of Directors and as an officer of K-tel International, Inc. and as an Officer and Director of its subsidiaries and affiliates.


                                          /S/ Mickey Elfenbein
                                      -----------------------------------------
                                      Mickey Elfenbein




                                                                       Exhibit B

                               Retained Equipment
                               ------------------

1.       Compaq 575 and peripheral equipment

2.       HP Laser Jet 4

3.       Compaq Contura Aero and peripherals

4.       NEC P60M and peripherals

5.       Satellite dish



                                                                       Exhibit C

                             Employee Benefit Plans

         401(k) Plan
         (participation through date of termination, benefits as defined in the plan)



                                                                       Exhibit D

                            List of Certain Employees

         1.       Denise Bois
         2.       Barbara Elfenbein
         3.       Mark Elfenbein
         4.       Jonathan Finegold